Exhibit (8)(AJ)

July 27, 2007

Gregory E. Smith

Vice President

TIAA-CREF Life Insurance Company

TIAA-CREF

8500 Andrew Carnegie Boulevard

Mail Stop: 8625/E3/N6

Charlotte, NC 28262

Tel: 704-988-5848

Dear Mr. Smith:

Please be informed that this letter is to serve as notification that we are amending the Participation Agreement dated March 31, 2006 among Salomon Brothers Variable Series Fund Inc., Legg Mason Investor Services, LLC and TIAA-CREF Life Insurance Company.

The Schedule A to the Participation Agreement has been amended to include the TIAA-CREF Life Non-Qualified Deferred Annuity Contract.

Very truly yours, Legg Mason Investor Services, LLC

By:
Joel Sauber 300 First Stamford Place, 2nd Floor Stamford, CT 06902 Tel. (203) 890-7573